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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 33-68992

                   TLC BEATRICE INTERNATIONAL HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)



                               9 West 57th Street
                           New York, New York 10019
                                  212-756-8900
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                    Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)


                                    None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ] Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]
               Rule 12h-3(b)(1)(i)  [ ] Rule 15d-6           [x]

        Approximate number of holders of record as of the certification or notice date: 39

        Pursuant to the requirements of the Securities Exchange Act of 1934 TLC Beatrice International Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 15, 1998
                                  TLC BEATRICE INTERNATIONAL HOLDINGS, INC.

                                     By:  /s/ Charles Clarkson
                                         ------------------------
                                              Name: Charles Clarkson
                                              Title: Vice President

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